Exhibit 99

Retractable Technologies, Inc. Reports Results of Operations

LITTLE ELM, Texas, August 15, 2013—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the second quarter, and the first half, of 2013:

Comparison of Three Months Ended June 30, 2013 and June 30, 2012

Domestic sales accounted for 69.0% and 77.9% of the revenues for the three months ended June 30, 2013 and 2012, respectively.  Domestic revenues decreased 29.9% principally due to lower average selling prices and lower volumes.  Domestic unit sales decreased 18.7% due to decreased sales of the 1mL syringe.  Domestic unit sales were 55.6% of total unit sales for the three months ended June 30, 2013.  International revenue and unit sales increased 10.8% and 15.6%, respectively, due to higher South American sales.  Overall unit sales decreased 6.3%.

Gross profit decreased 47.8% primarily due to lower average domestic sales volume and lower domestic sales prices.  The average cost of manufactured product sold per unit increased by 3.5% principally due to reducing capitalized cost of inventory.  Gross profit as a percentage of net sales was 25.2% in the three months ended June 30, 2013 as compared to 38.2% in 2012 due to lower average sales prices.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.

Operating expenses increased 6.8% or $263 thousand.  The principal cause of the increase was the Medical Device Excise Tax of $234 thousand.

Our operating loss was $2.4 million compared to an operating loss for the same period last year of $532 thousand due primarily to lower gross profit and higher operating expenses.

Our effective tax rate on the net loss before income taxes was (0.1)% and (2.4)% for the three months ended June 30, 2013 and June 30, 2012, respectively.

Comparison of Six Months Ended June 30, 2013 and June 30, 2012

Domestic sales accounted for 74.6% and 79.1% of the revenues for the six months ended June 30, 2013 and 2012, respectively.  Domestic revenues decreased 17.8% principally due to decreased average sales prices and lower volumes.  Domestic unit sales decreased 6.3% due to lower sales of the 1mL and 3mL syringes.  Domestic unit sales were 63.0% of total unit sales for the six months ended June 30, 2013.  International revenues and unit sales increased 6.0% and 5.9%, respectively due to higher South American sales.  Overall unit sales decreased 2.1%.

Gross profit decreased 26.8% primarily due to lower average domestic sales prices and lower domestic sales volume.  The average cost of manufactured product sold per unit decreased by 2.0% due to higher production volumes.  Gross profit as a percentage of net sales was 32.1% in the six months ended June 30, 2013 as compared to 38.2% in 2012 due to lower average sales prices.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.

Operating expenses increased 12.5% or $920 thousand.  The increase in operating expense is due to the Medical Device Excise Tax ($451 thousand), increased staffing in Sales and Marketing, and legal fees for patents.  The increase was mitigated by lower litigation costs.

Our operating loss was $3.8 million compared to an operating loss for the same period last year of $1.2 million due primarily to lower sales volumes and higher unit costs as well as increased operating expenses.

Our effective tax rate on the net loss before income taxes was (0.1)% and (1.7)% for the six months ended June 30, 2013 and June 30, 2012, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 46.9% of total assets.  Working capital was $23.3 million at June 30, 2013, a decrease of $4.0 million from December 31, 2012.

Approximately $5.4 million in cash flow in the six months ended June 30, 2013 was used by operating activities.  Our cash balance decreased primarily due to a combination of lower gross profit, decreased accounts payable of $1.3 million, and increased accounts receivable of $613 thousand, and an increase in inventories of $950 thousand.  These working capital items tend to fluctuate from period to period depending upon our timing of payments, the timing of billing and cash receipts for those billings, and inventory management for the upcoming period.  Additional uses of cash include our Repurchase of Common Stock for $446 thousand and preferred stock dividends of $115 thousand.

We purchased 338,909 shares of our Common Stock pursuant to our Common Stock repurchase plan in the six months ended June 30, 2013.  The average share price for our repurchases in the six months ended June 30, 2013 was $1.25.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer